Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Finwise Bancorp of our report dated May 13, 2021, except for the changes in authorized shares and the effects of the stock split discussed in Note 1 to the financial statements, as to which the date is July 30, 2021, relating to the consolidated financial statements of Finwise Bancorp and subsidiary, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Spokane, Washington
November 1, 2021